EXHIBIT 10.1

www.biolargo.com
Symbol: BLGO

January 10, 2008

Joseph L. Provenzano

17541 Still Harbor Lane

Huntington Beach, CA 92647

Re:	Employment Agreement

Dear Joe:

This letter (the “Agreement”) will confirm our agreement and understanding concerning your employment with BioLargo, Inc., a Delaware corporation, and its subsidiaries (collectively, “BioLargo”).

1. Effective January 1, 2008 and continuing for the period described in Paragraph 4 of this letter (the “Term”), BioLargo will employ you and you will accept employment by BioLargo with the titles of Vice President of Operations and Corporate Secretary and will have all of the duties and responsibilities associated with such roles in BioLargo’s business. In connection with your employment under this letter, you will be based at BioLargo’s office, currently located in Irvine, California. Without limiting the generality of the foregoing, you will:

a. undertake and perform the tasks assigned to you from time to time by BioLargo’s Chief Executive Officer; and

b. devote your full business time, attention and energies to BioLargo’s, and shall furnish services for BioLargo its subsidiaries, affiliates and divisions. During the Term, you will not engage in any activity that would materially interfere with or adversely affect your performance of your duties under this letter or which could reasonably be expected to be competitive with or adverse to the business of BioLargo or any of its subsidiaries, affiliates or divisions.

2. Concurrently with the parties’ execution of this letter, you will execute and deliver to BioLargo the Non-Disclosure Agreement attached hereto as Appendix A, the provisions of which are incorporated herein by this reference.

3. For all services rendered by you to BioLargo under this letter, you will receive a base salary (as may be adjusted from time to time, the “Base Salary”) of $6,600 per month. Subject to paragraph four, at each anniversary date the Base Salary shall be

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Joseph L. Provenzano

January 10, 2008

increased by 10% without further action by BioLargo. BioLargo, acting in its sole and absolute discretion, may increase, but not decrease, your Base Salary by more than the automatic 10% increase. All compensation and other amounts payable to you under this letter shall be paid in such installments and on such schedule as BioLargo may from time to time implement for general payroll purposes.

a. You will be eligible, but shall not have the right, to receive a bonus from time to time in such amounts and on such terms as may be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors as a whole in its sole and absolute discretion.

b. As you become eligible, you may participate in and shall receive benefits under welfare benefit plans, policies, and programs, including medical, dental, disability, and life insurance plans and programs made available generally to other employees of BioLargo.

c. You shall be entitled to ten days of vacation per year with full pay, and shall also be entitled to be absent from employment due to illness for five days per year with full pay. Your vacation and sick leave shall be taken in accordance with and shall be subject to the terms of the plans and policies in effect generally as to other employees of BioLargo.

d. You will be eligible to participate in BioLargo’s 2007 Equity Incentive Plan, or any successor plan, and may, but shall not have the right to, receive grants thereunder from time, in such amounts and on such terms, as may be determined by the Compensation Committee in its sole and absolute discretion.

4. The initial term of this Agreement shall be one year. At the end of the initial term, and any subsequent term, unless BioLargo has given at least 90 days notice of non-renewal, the Agreement will automatically renew for an additional one year period. Upon the termination of this Agreement, no sums, other than Base Salary earned but not yet paid and reimbursements for business expenses incurred by you and not previously reimbursed, shall thereafter be due or payable to you. The provisions of Paragraphs 2 and 6 shall survive the termination of this Agreement.

5. To the extent you are specifically authorized by BioLargo’s Chief Executive Officer or its Board of Directors to make expenditures to carry out your duties hereunder, BioLargo shall reimburse you for the actual costs you incur therefor, subject to receipt of such documentation and other information as BioLargo may reasonably request or require in accordance with its policies in effect from time to time. Reimbursement for each qualifying expense shall be made on the last day of the calendar month following the month in which a receipt for payment by you of such expense item

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Joseph L. Provenzano

January 10, 2008

and any and all other documentation which BioLargo may reasonably require regarding the expense item was submitted to BioLargo.

6. General provisions.

a. Remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this letter, and BioLargo shall be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

b. No amendment, modification, supplement, termination, or waiver of any provision in this letter, and no consent to any departure therefrom, shall be effective unless in writing and signed by both you and BioLargo and then only in the specific instance and for the specific purpose given.

c. Any notices required or permitted to be given in writing will be deemed received when personally delivered or delivered by facsimile transmission or, if earlier, three (3) days after mailing by United States mail, postage prepaid. Notice to BioLargo is valid if sent to BioLargo’s principal place of business and notice to you is valid if sent to you at the address in BioLargo’s records. You and BioLargo may change your respective addresses only by notice given to the other in the manner set forth herein.

d. This letter may be executed in two or more counterparts, and the counterparts, taken together, shall constitute one original. Executed copies of this letter and any amendments or modifications thereto may be delivered by facsimile transmission in lieu of an original.

e. The rights and obligations under this letter, shall not be assigned, delegated or transferred by you without the prior written consent of BioLargo.

f. This letter (together with the appendices hereto) shall comprise the complete and integrated agreement of BioLargo and you, and shall supersede all prior agreements, written or oral, on the subject matter hereof.

g. This letter shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to conflicts of law principles.

h. Any provision in this letter that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall be, as to that jurisdiction only, inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of those provisions in any other jurisdiction, and to this end the provisions of this letter shall be severable.

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Joseph L. Provenzano

January 10, 2008

i. Any controversy, dispute or claim between the parties to this letter, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this letter or your employment with BioLargo, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with the then most applicable rules of the American Arbitration Association. If there is any such controversy, dispute or claim arising as a result of or by reason of the agreements in this letter, the prevailing party in any such controversy, dispute or claim shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full.

If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing the enclosed copy of this Agreement in the space provided and returning it to the undersigned.

Very truly yours,

BIOLARGO, INC.

By:	/s/ Dennis Calvert
Dennis Calvert,
Chief Executive Officer

ACCEPTED AND AGREED effective this 1st day of January, 2008

By:	/s/ Joseph L. Provenzano

2603 Main Street, Suite 1155 - Irvine, Ca 92614 - Phone (949) 643-9540 - Fax (949) 625-9819 - www.biolargo.com

Appendix A

NON-DISCLOSURE AGREEMENT

(Employee)

This Non-Disclosure Agreement (“Agreement”) dated as of January 1, 2008 is entered in by and between BioLargo, Inc. (the “Company”) and Joseph Provenzano (the “Employee”), and sets forth the terms and conditions on which Company is willing to disclose certain material non-public information about the Company.

1. Purpose. In connection with his retention as an employee to the Company pursuant to an agreement dated as of even date (the “Employment Agreement”), the Company may disclose to the Employee certain confidential technical and business information which the Company requires the Employee to treat as confidential.

2. Definition. “Confidential Information” means any information disclosed to the Employee by the Company, either directly or indirectly in writing, orally or by inspection of tangible objects, including without limitation documents, prototypes and forecasted financial information. Confidential Information may also include information disclosed to the Company by third parties. Confidential Information shall not, however, include any information which the Employee can establish by written documentation (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee by the Company; (ii) becomes publicly known and made generally available after disclosure to the Employee by the Company through no action or inaction of the Employee; (iii) is in the possession of the Employee, without confidentiality restrictions, at the time of disclosure by the Company as shown by the Employee’s files and records immediately prior to the time of disclosure; (iv) is developed independently of the Confidential Information, as shown by written records prepared contemporaneously with such independent development; or (v) is disclosed pursuant to the requirement of a United States government agency or judicial body, provided that the Employee shall provide reasonable advice notice thereof to enable the Company to seek a protective order or otherwise prevent such disclosure.

3. Non-use and Non-disclosure. The Employee agrees not to use any Confidential Information for any purpose except within the proper scope of his duties pursuant to the Consulting Agreement. The Employee agrees not to disclose any Confidential Information to third parties, except to those individuals who, with the prior written consent of the Company, are designated as authorized to receive such Confidential Information in order for the Employee to perform his duties and obligation sunder the Consulting Agreement. The Employee agrees that each third party receiving any Confidential Information will enter into a separate Non-Disclosure Agreement with the Company.

4. Maintenance of Confidentiality. The Employee agrees that it shall take all commercially reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Employee shall take at least those measures that the Employee takes to protect its own confidential information of a similar nature and shall have its employees or advisors who have access to Confidential Information sign a non-use and non-disclosure agreement in content substantially similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. The Employee shall immediately notify the Company in the event of any unauthorized use or disclosure of any Confidential Information.

5. No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

6. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which are in the possession of the Employee shall be and remain the property of the Company and shall be promptly returned to the Company upon request for any reason or for no reason.

7. Work Made for Hire.

(a) Employee and/or designates of the Employee shall promptly and fully inform the Company of, and disclose to the Company , any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Employee develops, makes, creates, conceives or reduces to practice during the term of the Consulting Agreement, whether alone or in collaboration with others (collectively, “Invention Ideas”). Employee hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively “Intellectual Property”). All copyrightable Invention Ideas are intended by Employee to be a “work-made-for-hire” by Employee for Company and owned by Company pursuant to Section 201 (b) of Title 17 of the United States Code.

(b) Employee shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property , and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 7. Employee hereby appoints the Company as Employee’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Employee.

(c) If for any reason the foregoing assignment is determined to be unenforceable Employee grants to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.

(d) Because of the difficulty of establishing when Employee first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to Company’s confidential and proprietary information or equipment, facilities or data, Employee agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Employee or with the aid of Employee within one year after the normal termination of Employee’s employment with Company. Employee can rebut that presumption if Employee proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Employee’s employment with and by Company; (ii) was conceived or developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Employee for or on behalf of Company.

(e) Employee acknowledges that there is no intellectual property, proprietary right or work product that Employee desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Employee’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Employee and any other person or entity.

(f) This Section 7 shall not operate to require Employee to assign to Company any of Employee’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Employee represents and warrants to Company that this paragraph constitutes Company’s written notification to Employee of the provisions of Section 2870 of the California Labor Code, and Employee represents and warrants to Company that Employee has reviewed Section 2870 of the California Labor Code.

8. Unfair Competition and Protection of Proprietary Information.

(a) Employee shall not at any time (including after Employee’s employment with Company terminates) divulge, furnish or make accessible to anyone any of Company’s Proprietary Information, or use in any way any of Company’s Proprietary Information other than as reasonably required to perform Employee’s duties under this Agreement. Employee shall not undertake any other acts or omissions that would reduce the value to Company of Company’s Proprietary Information. The restrictions on Employee’s use of Company’s Proprietary Information shall not apply to knowledge or information that Employee can prove is part of the public domain through no fault of Employee. Employee agrees that such restrictions are fair and reasonable.

(b) Employee agrees that Company’s Proprietary Information constitutes a unique and valuable asset of Company that Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Employee in confidence in the course of Employee’s provision of services to Company. Employee also agrees that any disclosure or other use of Company’s Proprietary Information other than for Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 8.

(c) Employee agrees that Company’s employees constitute a valuable asset of Company. Employee agrees that Employee shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Employee or on behalf of any other person or entity, solicit any person who was an employee of or consultant to Company (at any time while Employee is performing any services for Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with Company’s employment or relationships with such persons. Employee agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to Company. Further, Employee shall not engage in any other unfair competition with Company. Employee agrees that such restrictions are fair and reasonable.

(d) Employee recognizes and agrees that Employee has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Employee’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

(e) As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Employee, by Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with Company; (b) confidential or secret development or research work of Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of Company or its subsidiaries, affiliates or divisions.

9. Employee’s Activities. During the term of the Consulting Agreement, neither Employee nor any person or entity acting with or on Employee’s behalf, nor any person or entity under the control of or affiliated with Employee, shall, directly or indirectly, in any way Compete with the Company. Employee agrees that, if Employee has any business to transact on Employee’s own account that is similar to the business entrusted to Employee by Company, Employee shall notify Company and always give preference to Company’s business. Employee agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).

10. Remedies.

(a) The Employee agrees that any violation or threatened violation of this Agreement will cause irreparable injury to the Company, entitling the Company to obtain injunctive relief in addition to all legal remedies at its disposal.

(b) In addition to all remedies available hereunder, at law or in equity, if Employee breaches any provision of Section 8 of this Agreement, Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.

(c) The remedies provided to Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to Company at law or in equity.

11. No License. Nothing in this Agreement is intended to grant any rights to the Employee under any patent, copyright or other proprietary rights of the Company, nor shall this Agreement grant the Employee any rights in or to Confidential Information except as expressly set forth herein.

12. Term. This Agreement shall survive the term of the Consulting Agreement and shall continue until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Employee.

13. Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. This document contains the entire agreement between the parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized officers to execute this Agreement as of the date first above written.

BIOLARGO, INC. (“COMPANY”)

By	/s/ Dennis Calvert
Dennis Calvert
Title:	Chief Executive Officer

“EMPLOYEE”

/s/ Joseph L. Provenzano